Exhibit 99.16(12)

DRAFT OF JULY 10, 2013, SUBJECT TO CHANGE

[DATE]

Lord Abbett Research Fund, Inc.
On behalf of
Lord Abbett Calibrated Dividend Growth Fund
90 Hudson Street
Jersey City, New Jersey 07302-3973

Lord Abbett Research Fund, Inc.
On behalf of
Lord Abbett Classic Stock Fund
90 Hudson Street
Jersey City, New Jersey 07302-3973

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Plan of Reorganization (the “Plan”) made as of [          ] by and between Lord Abbett Research Fund, Inc., a Maryland corporation (the “Research Fund”), on behalf of its series, Lord Abbett Calibrated Dividend Growth Fund (“Acquiring Fund”), and the Research Fund on behalf of its series, Lord Abbett Classic Stock Fund (“Acquired Fund”). Pursuant to the Plan, Acquiring Fund will acquire all of the assets of Acquired Fund in exchange solely for (i) the assumption by Acquiring Fund of the Assumed Liabilities of Acquired Fund as defined in the Plan (the “Acquired Fund Liabilities”), and (ii) the issuance of shares of Acquiring Fund (the “Acquiring Fund Shares”) to Acquired Fund, followed by the distribution by Acquired Fund, in liquidation of Acquired Fund, of the Acquiring Fund Shares to the shareholders of Acquired Fund and the dissolution of Acquired Fund (the foregoing together constituting the “Transaction”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion, we have examined and relied upon (i) the prospectus and statement of additional information for Acquiring Fund, dated [          ]; (ii) the prospectus and the statement of additional information for Acquired Fund, dated [          ]; (iii) the Notice of Special Meeting of Shareholders to Be Held on October 11, 2013 and the accompanying combined prospectus/proxy statement on Form N-14 (the “Proxy Statement”); (iv) the Plan; (v) the tax representation certificates delivered pursuant to the Plan (the “Representation Certificates”); and (vi) such other documents as we deemed necessary or relevant to our analysis.

In our examination of documents, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed, with your permission, that (i) all parties to the Plan and to any other documents examined by us have acted,

Lord Abbett Calibrated Dividend Fund
Lord Abbett Classic Stock Fund

[          ]

and will act, in accordance with the terms of such Plan and documents and that the Transaction will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions; (ii) all representations, findings of fact and undertakings contained in the Plan, as well as the representations contained in the Representation Certificates are, on the date hereof, and will be, at the consummation of the Transaction and thereafter as relevant, true and complete; (iii) any representation, finding of fact or undertaking made in any of the documents referred to herein “to the knowledge and belief” (or similar qualification) of any person or party is, and at the consummation of the Transaction will be, correct without such qualification; and (iv) as to all matters for which there is a representation, finding of fact or undertaking that a person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently any of the above assumptions, representations, findings of fact or undertakings but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

The conclusions expressed herein represent our judgment as to the proper treatment of the Transaction for United States federal income tax purposes based upon the relevant provisions of the Code, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, all as in effect on the date of this opinion. We cannot give any assurance that such laws will not be amended or otherwise changed after the consummation of the Transaction or that any such changes will not affect the conclusions expressed herein. We undertake no obligation to update or supplement this opinion to reflect any changes in law that may occur.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon the Internal Revenue Service (the “IRS”) or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion is limited to the specific United States federal income tax consequences of the Transaction set forth below. It does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Transaction or any other transaction, including any transaction undertaken in connection with the Transaction.

On the basis of and subject to the foregoing and in reliance upon the representations, facts, findings of fact, undertakings and assumptions described above, we are of the opinion that the acquisition by Acquiring Fund of the assets of Acquired Fund solely in exchange for the issuance of the Acquiring Fund Shares to Acquired Fund and the assumption of the Acquired Fund Liabilities by Acquiring Fund, followed by the distribution by Acquired Fund, in liquidation of

Lord Abbett Calibrated Dividend Fund
Lord Abbett Classic Stock Fund

[          ]

Acquired Fund, of the Acquiring Fund Shares to Acquired Fund shareholders in exchange for their Acquired Fund Shares and the dissolution of Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

As indicated above, our opinion is based solely on the documents that we have examined, including without limitation the Representation Certificates, and the assumptions described herein. If any of the facts, representations or undertakings contained in such documents is, or later becomes, inaccurate in any material respect, or if any of the assumptions we have made is, or later becomes, unfounded in any material respect, our opinion may be adversely affected and may not be relied upon.

This opinion is being delivered to you solely in connection with the closing condition set forth in Section 8.5 of the Plan. This opinion is intended solely for the benefit of you and the shareholders of Acquired Fund and it may not be relied upon for any other purpose or by any other person or entity without our prior written consent.

We hereby consent to the discussion of this opinion in the Proxy Statement, the filing of this opinion as an Exhibit to the Proxy Statement and to the references to this firm under the heading “Material Federal Income Tax Consequences of the Reorganization” in the Proxy Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

Wilmer Cutler Pickering
Hale and Dorr LLP

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